EXHIBIT 99.1

American Financial Group Provides Investor Conference

Information Related To A&E Reserves and Recent Storms

Cincinnati, Ohio - June 17, 2008 - This morning Carl H. Lindner III, Co-Chief Executive Officer of American Financial Group, Inc. (NYSE/NASDAQ: AFG) addressed the Fox-Pitt Kelton Cochran Caronia Waller Conference in New York City, as disclosed previously in our press release dated June 10, 2008. During his remarks he discussed several items related to 2008 earnings, including these points:

  The company has substantially completed its previously announced annual study of the adequacy of its asbestos and environmental reserves. Based on the study, the company expects to record additional reserves of between $10 million and $15 million on a pre-tax basis in the second quarter.

  In April and May the company incurred pre-tax losses (excluding potential crop losses discussed below) of approximately $20 million as a result of severe storms in many parts of the country.

  The company believes that it is premature to quantify storm-related crop losses for the second quarter to date. The ultimate outcome is dependant upon crop prices, yields, and the specific locations of loss. The company expects that losses in some states will be offset by profits in others. The company has stop-loss reinsurance that would limit calendar year 2008 crop losses to $5 million of losses for events up to 1 in 1,000 years. The company does not believe at this time that 2008 crop losses will approach a 1 in 1,000 year event.

Based on current information, the company reaffirmed its 2008 core net operating earnings guidance of $3.90 to $4.10 per share. These expected results exclude the potential for significant catastrophe losses and crop losses, unforeseen major adjustments to asbestos and environmental reserves, and large gains or losses from asset sales.

A replay of the conference presentation is available via the Webcast link below within the Investor Relations section of AFG's website, www.afginc.com. The replay will be available for 30 days.

http://www.wsw.com/webcast/fpk5/afg/

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About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets in excess of $25 billion. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of traditional fixed, indexed and variable annuities and a variety of supplemental insurance products. Great American Insurance Group's roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company's expectations concerning market and other conditions and their effect on future premiums, revenues, earnings and investment activities; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes and improved loss experience.

Actual results could differ materially from those expected by AFG depending on certain factors including but not limited to: the unpredictability of possible future litigation if certain settlements do not become effective, changes in financial, political and economic conditions including changes in interest rates and any extended economic recessions or expansions, performance of securities markets, our ability to estimate accurately the likelihood, magnitude and timing of any losses in connection with investments in the residential mortgage market, especially in the subprime sector, the availability of capital, regulatory actions and changes in the legal environment affecting AFG or its customers, tax law changes, levels of natural catastrophes, terrorist activities, including any nuclear, biological, chemical or radiological events, incidents of war and other major losses, development of insurance loss reserves and other reserves, particularly with respect to amounts associated with asbestos and environmental claims, availability of reinsurance and ability of reinsurers to pay their obligations, trends in persistency, mortality and morbidity, competitive pressures, including the ability to obtain adequate rates, changes in AFG's credit ratings or the financial strength ratings assigned by major ratings agencies to our operating subsidiaries, and other factors identified in our filings with the Securities and Exchange Commission.

Contact:	Anne N. Watson	Web Sites:	www.afginc.com
	Vice President - Investor Relations		www.GreatAmericanInsurance.com
(513) 579-6652

Diane P. Weidner
Director - Investor Relations
(513) 369-5713

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